[GRAPHIC OMITTED] ALLIANT ENERGY LOGO

                                                       Alliant Energy
                                                       Worldwide Headquarters
                                                       4902 North Biltmore Lane
                                                       P.O. Box 77007
                                                       Madison, WI  53707-1007
                                                       www.alliantenergy.com
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News Release
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FOR IMMEDIATE RELEASE           Media Contact:  Chris Schoenherr (608) 458-3924
                                                   Karen Whitmer (608) 458-4839
                             Investor Contact:         Eric Mott (608) 458-3391

ALLIANT ENERGY RESOURCES COMPLETES $300 MILLION PRIVATE PLACEMENT OF SENIOR
NOTES

MADISON, Wis. - Dec. 26, 2002 - Alliant Energy Corporation (NYSE: LNT) announced today that its subsidiary, Alliant Energy Resources, Inc., completed a private placement of $300 million aggregate principal amount of senior notes. The senior notes have an interest rate of 9.75% and will be due in 2013. Alliant Energy Corporation has agreed to unconditionally guarantee the payment of principal and interest on the senior notes.

Alliant Energy Resources will apply the approximately $288.8 million of net proceeds from the private placement to repay short-term debt.

The private placement of senior notes was conducted in accordance with Rule 144A under the Securities Act of 1933. The senior notes have not been registered under the Securities Act of 1933 and may not be offered or sold absent registration under such Act or an applicable exemption from the registration requirements.

Alliant Energy is an energy-services provider that serves more than three million customers worldwide. Providing its regulated customers in the Midwest with electricity and natural gas service remains the company's primary focus. Other key business platforms include the international energy market and non-regulated domestic generation. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the company's web site at www.alliantenergy.com.
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